Exhibit 10.2

[NFEI LETTERHEAD]

Samyak Veera
07-95A Ubi Techpark
10 Ubi Crescent
Singapore

Re:	Compensation for consulting services and use of funds

Dear Mr. Veera,

        This letter will confirm the agreement under which New Frontier Energy, Inc. has agreed to pay you compensation for certain consulting services previously rendered by you to the Company and as a structuring fee relating to the $500,000 that was required to be placed into a segregated account in order to close the Entek transaction.

        As compensation for both the consulting services and as a structuring fee as discussed above, the Company has agreed to grant you a restricted stock award of 2,056,500 shares of the Company’s Common Stock. The Restricted Stock Award Notice of Grant is attached hereto as Exhibit A. The Company has also agreed to grant you a two-year option to acquire 1,250,000 shares of the Company’s Common Stock at a price of $0.20 per share. The Stock Option Grant Award Notice is attached hereto as Exhibit B. Please execute both the Restricted Stock Award Notice of Grant and the Stock Option Grant Award Notice acknowledging the terms and conditions of such grants and the plan under which they were granted and return them to me at the address above.

        If you have any questions, please do not hesitate to contact me at (303) 730-9994, ext. 225.

Sincerely,

/s/ Paul G. Laird
Paul G. Laird
Chief Executive Officer

Enclosures